Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Variable Income Trust
We consent to the use of our reports dated, December 15, 2008, incorporated herein by reference, with respect to Legg Mason Partners Variable Money Market Portfolio, Legg Mason Partners Variable High Income Portfolio and Legg Mason Partners Variable Adjustable Rate Income Portfolio, each a series of the Legg Mason Partners Variable Income Trust, as of October 31, 2008, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
New York, New York
February 25, 2009